EXHIBIT 99.1

STEEL CONNECT ANNOUNCES BOARD FEE DEFERRALS

WALTHAM, Mass. (March 18, 2020) -- Steel Connect, Inc. (NASDAQ: STCN) today announced that it is taking proactive steps to minimize the potential impacts of the Coronavirus (COVID-19) on the Company.

In light of the unprecedented circumstances and the rapidly changing situation concerning the Coronavirus, the Board of Directors unanimously approved the deferral of all Board Fees through the second quarter of calendar year 2020 and will review continuing this decision quarterly throughout calendar year 2020.

"Our leadership believes it is critical that we take decisive actions. I am very proud of our team's tireless efforts to always be there for each other, our communities, our customers, and our stakeholders. We will continue to look at additional cost reduction actions as the situation develops so that we may continue to serve all of our customers and stakeholders to the best of our ability," said Executive Chairman and Interim Chief Executive Officer, Warren Lichtenstein.

About Steel Connect, Inc.

Steel Connect, Inc. is a diversified holding company with two wholly-owned subsidiaries, ModusLink Corporation and IWCO Direct, that have market-leading positions in supply chain management and direct marketing.

ModusLink Corporation provides supply chain business management services to many of the world's great brands across a diverse range of industries, including consumer electronics, telecommunications, computing and storage, software and content, consumer packaged goods, medical devices, retail and luxury goods. With experience and expertise in packaging, kitting and assembly, fulfillment, digital commerce, reverse logistics, as well as a global footprint spanning the Americas, Europe and the Asia-Pacific region, the Company's adaptive approach to supply chain services helps to drive growth, lower costs and improve profitability.

IWCO Direct is a leading provider of data-driven marketing solutions that help clients drive response across all marketing channels to create new and more loyal customers. The company's full range of services includes strategy, creative and execution for omnichannel marketing campaigns, along with one of the industry's most sophisticated postal logistics strategies for direct mail. The company is ISO/IEC 27001 Information Security Management System (ISMS) certified through BSI, reflecting its commitment to data security.

For details on ModusLink Corporation's solutions visit www.moduslink.com, read the Company's blog for supply chain professionals and follow on LinkedIn, Twitter, Facebook and YouTube.

For details on IWCO Direct visit www.iwco.com, read the Company's blog, "SpeakingDIRECT," or follow on LinkedIn and Twitter.

Investor Contact

Jennifer Golembeske, 212-520-2300
jgolembeske@steelpartners.com